Assured Guaranty Ltd. Reports Results for First Quarter 2013

•	First quarter 2013 operating income[1] was $260 million, or $1.34 per share, a new record for quarterly operating income. In first quarter 2012, operating income was $71 million, or $0.38 per share.

•
First quarter 2013 net loss was $144 million, or $0.74 per share, compared with a first quarter 2012 net loss of $483 million, or $2.65 per share. Net loss was primarily due to non-economic fair value losses on credit derivatives (which are expected to reverse by contract maturity).

•
Settlement agreement with UBS resulted in a $142 million ($93 million after tax) net economic benefit, of which $109 million ($71 million after tax) was recorded in operating income, and $33 million ($22 million after tax) will reduce future loss expense.

•	Common share repurchases resulted in per share increases of $0.27 to adjusted book value[1], $0.11 to operating shareholders' equity[1] and $0.04 to GAAP book value.

Hamilton, Bermuda, May 9, 2013 - Assured Guaranty Ltd. (NYSE: AGO) (“AGL” and, together with its subsidiaries, “Assured Guaranty” or the “Company”) announced today its financial results for the three-month period ended March 31, 2013 (“first quarter 2013”).

The Company reported operating income for first quarter 2013 of $260 million, or $1.34 per share. This represents a 266% increase compared with the three-month period ended March 31, 2012 ("first quarter 2012"), due primarily to the $71 million ($0.36 per share) benefit attributable to the agreement entered into with UBS Real Estate Securities Inc. and affiliates ("UBS") that resolves Assured Guaranty's claims related to specified residential mortgage-backed transactions, and to higher premium accelerations.

First quarter 2013 net loss was $144 million, or $0.74 per share, compared with first quarter 2012 net loss of $483 million, or $2.65 per share. The main drivers of the decrease in GAAP net loss were the benefit attributable to the UBS agreement and the lower non-economic net unrealized fair value losses, which result primarily from the narrowing of credit spreads of AGL's insurance subsidiaries. Fair value adjustments in excess of credit impairment are deemed non-economic, and therefore are expected to reverse by contract maturity.

“Our record-high operating income demonstrates the success of our loss mitigation strategies and effective portfolio management,” said Dominic Frederico, President and CEO. “Additionally, we continue to execute our capital management strategy and, as of May 6, had repurchased over 5.6 million shares.”

1 These are financial measures that are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) (“non-GAAP financial measures”). Please see the “Explanation of Non-GAAP Financial Measures” and the tables reconciling the non-GAAP measures to GAAP measures in this press release.

Table 1: Reconciliation of Net Income (Loss) to Operating Income
(amounts in millions, except per share amounts)

	Quarter Ended March 31,
	2013	2012

Net income (loss)	$(144)	$(483)
Less after-tax adjustments:
Realized gains (losses) on investments	19	(1)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(434)	(517)
Fair value gains (losses) on committed capital securities ("CCS")	(6)	(9)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense ("LAE") reserves	(11)	7
Effect of consolidating financial guaranty variable interest entities ("FG VIEs")	28	(34)
Operating income	$260	$71

Net income (loss) per diluted share	$(0.74)	$(2.65)
Operating income per diluted share	$1.34	$0.38

Diluted shares outstanding-GAAP	193.9	182.4
Diluted shares outstanding-operating	194.6	186.2

New Business Production

Table 2: Present Value of New Business Production (“PVP”)1
and Gross Par Written
(amounts in millions)

	Quarter Ended March 31,
	2013	2012

PVP
Public finance - U.S.
Direct	$16	$30
Assumed from Radian Asset Assurance Inc. ("Radian")	—	22
Structured finance - U.S.	2	4
Total PVP	$18	$56

Gross par written:
Public finance - U.S.
Direct	$1,580	$3,046
Assumed from Radian	—	1,797
Structured finance - U.S.	14	38
Gross par written	$1,594	$4,881
__________________

1.	PVP is a non-GAAP financial measure. See the “Explanation of Non-GAAP Financial Measures” section of this press release.

Direct public finance PVP declined in first quarter 2013 from its first quarter 2012 level primarily because of the low interest rate environment, tight credit spreads and the uncertainty of the Company's financial strength rating following Moody's downgrade. PVP for first quarter 2012 included $22 million from public finance business assumed from Radian. Despite the challenging interest rate and market environment, the Company maintained average new business credit ratings in the single-A category. In addition, premium rates in first quarter 2013 for municipal bond insurance were consistent with 2012 rates.

First Quarter 2013 Operating Income Highlights

Table 3 highlights the components of Assured Guaranty's operating income and provides reconciliations of GAAP income statements, as reported, to non-GAAP operating income results.

Table 3: Reconciliation of GAAP
to Non-GAAP Income Results
(amounts in millions, except per share amounts)

	Quarter Ended March 31, 2013			Quarter Ended March 31, 2012
	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results
Revenues:
Net earned premiums	$248	$(18)	$266	$194	$(17)	$211
Net investment income	94	0	94	98	2	96
Net realized investment gains (losses)	28	29	(1)	1	(1)	2
Net change in fair value of credit derivatives	(592)	(620)	28	(691)	(720)	29
Fair value gains (losses) on CCS	(10)	(10)	—	(14)	(14)	—
Fair value gains (losses) on FG VIEs	70	70	—	(41)	(41)	—
Other income	(14)	(17)	3	91	3	88
Total revenues	(176)	(566)	390	(362)	(788)	426

Expenses:
Loss expense:
Financial guaranty insurance	(48)	7	(55)	242	(7)	249
Credit derivatives	—	(10)	10	—	2	(2)
Amortization of deferred acquisition costs	3	—	3	5	—	5
Interest expense	21	—	21	25	—	25
Other operating expenses	60	—	60	62	—	62
Total expenses	36	(3)	39	334	(5)	339

Income (loss) before income taxes	(212)	(563)	351	(696)	(783)	87
Provision (benefit) for income taxes	(68)	(159)	91	(213)	(229)	16
Income (loss)	$(144)	$(404)	$260	$(483)	$(554)	$71

Diluted shares	193.9		194.6	182.4		186.2

Earnings per share, diluted	$(0.74)		$1.34	$(2.65)		$0.38

Components of first quarter 2013 operating income are compared with the same items in first quarter 2012.

•
Net earned premiums: Net earned premiums on an operating income basis increased to $266 million in first quarter 2013 from $211 million in first quarter 2012, due primarily to higher accelerations. Premium accelerations were $113 million in first quarter 2013, compared with $37 million in first quarter 2012. Approximately $61 million of the premium accelerations in first quarter 2013 resulted from terminations of exposure, and the remainder was attributable to refundings of insured municipal bond transactions.

•
Other income: There were no reinsurance commutations in first quarter 2013. Other income in first quarter 2012 included $83 million of reinsurance commutations gains related to reassumptions of previously ceded books of business.

•
Loss expense: First quarter 2013 loss expense was a benefit of $45 million ($25 million after tax, or $0.13 per share), compared with loss expense of $247 million ($173 million after tax, or $0.93 per share) in first quarter 2012. The decrease was primarily due to the UBS agreement recognized in first quarter 2013 and to higher loss expense related to Greek sovereign exposures in first quarter 2012.

•	Income taxes: First quarter 2013 effective tax rate on operating income was 25.8%, compared with 17.9% in first quarter 2012, due to higher pretax operating income in U.S. taxable jurisdictions.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to all factors other than loss and LAE payments. It includes the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that Assured Guaranty uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under GAAP. Table 4 provides a roll forward of net expected loss to be paid.

Table 4: Roll Forward of Net Expected Loss to be Paid on
Insurance Contracts and Credit Derivatives
(amounts in millions)

Quarter Ended March 31, 2013

Insurance Contracts and Credit Derivatives	Net Expected Loss to be Paid as of December 31, 2012	Economic Loss Development During First Quarter 2013	Loss (Paid) Recovered First Quarter 2013	Net Expected Loss to be Paid as of March 31, 2013

Before recoveries for breaches of representations and warranties ("R&W"):
U.S. RMBS	$1,652	$57	$(154)	$1,555
Other	398	12	(27)	383
Total before recoveries for R&W breaches	2,050	69	(181)	1,938
R&W recoveries for U.S. RMBS	(1,370)	(157)	89	(1,438)
Total, net of R&W recoveries	680	(88)	(92)	500
Other	(3)	(10)	—	(13)
Total	$677	$(98)	$(92)	$487

Total economic loss development was a favorable development of $98 million ($64 million after tax) in first quarter 2013 due primarily to the UBS agreement, which increased the benefit for R&W recoveries by $142 million ($93 million after tax).

Book Value Measurements and Share Repurchase Program

Adjusted book value ("ABV") per share increased due to the UBS agreement and the reduction in common shares outstanding at the end of the period due to the share repurchases. Operating shareholders' equity per share was also positively affected by the UBS agreement and share repurchases, as well as premium accelerations. The Company had repurchased 1.9 million shares as of March 31, 2013 at an average price of $20.46 per share. Through May 6, 2013, the Company had repurchased 5.6 million shares at an average price of $20.29 per share. On May 8, 2013, the Company's board of directors authorized an additional $115 million of repurchases of the Company’s common shares, bringing the 2013 authorization to $315 million.

Table 5: Reconciliation of Shareholders' Equity to
Operating Shareholders' Equity and Adjusted Book Value1
(amounts in millions, except per share amounts)

	As of
	March 31, 2013	December 31, 2012

Shareholders' equity	$4,724	$4,994
Less after-tax adjustments:
Effect of consolidating FG VIEs	(322)	(348)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(1,447)	(988)
Fair value gains (losses) on CCS	17	23
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	421	477
Operating shareholders' equity	6,055	5,830
After-tax adjustments:
Less: Deferred acquisition costs	163	165
Plus: Net present value of estimated net future credit derivative revenue	201	220
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,125	3,266
Adjusted book value	$9,218	$9,151

Shares outstanding at the end of the period	192.3	194.0

Per share:
Shareholders' equity	$24.56	$25.74
Operating shareholders' equity	31.48	30.05
Adjusted book value	47.92	47.17
__________________

1.	Operating shareholders' equity and adjusted book value are non-GAAP financial measures. See the "Explanation of Non-GAAP Financial Measures" section of the press release.

Conference Call and Webcast Information:
The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, May 10, 2013. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at assuredguaranty.com or by dialing 1-888-317-6016 (in the U.S.) or 1-412-317-6016 (International). A replay of the call will be available through July 10, 2013. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10028392. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's March 31, 2013 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd/financial-information, for more information on the Company's financial guaranty portfolios, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 1Q 2013,” which lists the U.S. public finance new issues insured by the Company in first quarter 2013, and

•	“Structured Finance Transactions at March 31, 2013,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “March 31, 2013 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at assuredguaranty.com.

Assured Guaranty Ltd.
Consolidated Statements of Operations (unaudited)
(amounts in millions)

	Quarter Ended March 31,
	2013	2012
Revenues:
Net earned premiums	$248	$194
Net investment income	94	98
Net realized investment gains (losses)	28	1
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	18	(57)
Net unrealized gains (losses)	(610)	(634)
Net change in fair value of credit derivatives	(592)	(691)
Fair value gains (losses) on CCS	(10)	(14)
Fair value gains (losses) on FG VIEs	70	(41)
Other income	(14)	91
Total revenues	(176)	(362)

Expenses:
Loss and LAE	(48)	242
Amortization of deferred acquisition costs	3	5
Interest expense	21	25
Other operating expenses	60	62
Total expenses	36	334

Income (loss) before income taxes	(212)	(696)
Provision (benefit) for income taxes	(68)	(213)
Net income (loss)	(144)	(483)
Less after-tax adjustments:
Realized gains (losses) on investments	19	(1)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(434)	(517)
Fair value gains (losses) on CCS	(6)	(9)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	(11)	7
Effect of consolidating FG VIEs	28	(34)
Operating income	$260	$71

Assured Guaranty Ltd.
Consolidated Balance Sheets (unaudited)
(amounts in millions)

	As of
	March 31, 2013	December 31, 2012
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$9,985	$10,056
Short-term investments, at fair value	729	817
Other invested assets	148	212
Total investment portfolio	10,862	11,085

Cash	125	138
Premiums receivable, net of ceding commissions payable	956	1,005
Ceded unearned premium reserve	535	561
Deferred acquisition costs	116	116
Reinsurance recoverable on unpaid losses	56	58
Salvage and subrogation recoverable	543	456
Credit derivative assets	125	141
Deferred tax asset, net	872	721
FG VIE assets, at fair value	2,813	2,688
Other assets	296	273
Total assets	$17,299	$17,242

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$4,982	$5,207
Loss and LAE reserve	532	601
Reinsurance balances payable, net	193	219
Long-term debt	832	836
Credit derivative liabilities	2,518	1,934
FG VIE liabilities with recourse, at fair value	2,071	2,090
FG VIE liabilities without recourse, at fair value	1,107	1,051
Other liabilities	340	310
Total Liabilities	12,575	12,248

Shareholders' equity
Common stock	2	2
Additional paid-in capital	2,685	2,724
Retained earnings	1,586	1,749
Accumulated other comprehensive income	447	515
Deferred equity compensation	4	4
Total shareholders' equity	4,724	4,994
Total liabilities and shareholders' equity	$17,299	$17,242

Explanation of Non-GAAP Financial Measures:

The Company references financial measures that are not in accordance with GAAP. Management and the board of directors utilize non-GAAP measures in evaluating the Company's financial performance and as a basis for determining senior management incentive compensation. By providing these non-GAAP financial measures, investors, analysts and financial news reporters have access to the same information that management reviews internally. In addition, Assured Guaranty's presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty's financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty's financial results.

The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure, if available, is presented herein. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures.

Operating Income: Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty insurance business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared with the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the after-tax realized gains (losses) on the Company's investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

Operating Shareholders' Equity: Management believes that operating shareholders' equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excludes fair value adjustments that are not expected to result in economic loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing Assured Guaranty Ltd.'s current share price or projected share price and also as the basis of their decision to recommend buying or selling Assured Guaranty Ltd.'s common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax unrealized gains (losses) on the Company's investments that are recorded as a component of accumulated other comprehensive income (“AOCI”) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

Adjusted Book Value: Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in-force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.'s share price and as the basis of their decision to recommend, buy or sell Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

1)	Elimination of after-tax deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the after-tax net present value of estimated net future credit derivative revenue. See below.

3)
Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

Net Present Value of Estimated Net Future Credit Derivative Revenue: Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes for contracts without expected economic losses, and is discounted at 6%. Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

PVP or Present Value of New Business Production: Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right,  whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (“Credit Derivative Revenues”) do not adequately measure. PVP in respect of financial guaranty contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6% . For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of PVP to Gross Written Premiums
(amounts in millions)

	Quarter Ended March 31,
	2013	2012

Total PVP	$18	$56
Less: financial guaranty installment premium PVP	1	4
Total: financial guaranty upfront gross written premiums	17	52
Plus: financial guaranty installment gross written premiums[1]	—	36
Total gross written premiums	$17	$88
__________________

1.
Represents present value of new business on installment policies plus gross written premiums adjustment on existing installment policies due to changes in assumptions and any cancellations of assumed reinsurance contracts.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by a rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of Assured Guaranty or any of its subsidiaries and/or of transactions that Assured Guaranty's subsidiaries have insured, developments in the world's financial and capital markets, including changes in interest and foreign exchange rates, that adversely affect the demand for the Company's insurance, issuers' payment rates, Assured Guaranty's loss experience, its exposure to refinancing risk in transactions (which could result in substantial liquidity claims on its guaranties), its access to capital, its unrealized (losses) gains on derivative financial instruments or its investment returns, changes in the world's credit markets, segments thereof or general economic conditions, the impact of rating agency action with respect to sovereign debt and the resulting effect on the value of securities in the Company's investment portfolio and collateral posted by and to the Company, more severe or frequent losses impacting the adequacy of Assured Guaranty's expected loss estimates, the impact of market volatility on the mark-to-market of the Company's contracts written in credit default swap form, reduction in the amount of insurance opportunities available to the Company, deterioration in the financial condition of the Company's reinsurers, the amount and timing of reinsurance recoverables actually received, the risk that reinsurers may dispute amounts owed to the Company under its reinsurance agreements, failure of Company to realize insurance loss recoveries or damages expected from originators, sellers, sponsors, underwriters or servicers of residential mortgage-backed securities transactions through loan putbacks, settlement negotiations or litigation, the possibility that budget shortfalls or other factors will result in credit losses or impairments on obligations of state and local governments that the Company insures or reinsures, increased competition, including from new entrants into the financial guaranty industry, changes in accounting policies or practices, changes in laws or regulations, other governmental actions, difficulties with the execution of Assured Guaranty's business strategy, contract cancellations, loss of key personnel, adverse technological developments, the effects of mergers, acquisitions and divestitures, natural or man-made catastrophes, other risks and uncertainties that have not been identified at this time, management's response to these factors, and other risk factors identified in Assured Guaranty's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of May 9, 2013, and Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:

Robert Tucker
Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com